UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 24, 2007

Independent Bank Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	1-9047	04-2870273
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

288 Union Street, Rockland, Massachusetts		02370
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-878-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed, Rockland Trust Company ("Rockland Trust"), the wholly-owned bank subsidiary of Independent Bank Corp. (the "Company"), is the plaintiff in the pending federal court case commonly known as Rockland Trust Company v. Computer Associates International, Inc., United States District Court for the District of Massachusetts Civil Action No. 95-11683-DPW. The case arises from a 1991 License Agreement (the "Agreement") between Rockland Trust and Computer Associates International, Inc. ("CA") for an integrated system of banking software products. Rockland Trust filed the Complaint in the case in July 1995 in federal court in Boston to assert various claims against CA. CA filed a Counterclaim against Rockland Trust for breach of the Agreement.

The non-jury trial of the case was completed in early 2001. At trial CA asserted that Rockland Trust is obligated to CA under the Agreement in an amount of at least approximately $1.1 million.

On July 24, 2007 the federal judge before whom the CA case is pending informed the parties that he is "going to enter judgment for Computer Associates." The judge, however, did not have a written opinion ready at that point to explain the basis for his decision and did not indicate the amount that would be awarded to CA when that decision is rendered.

While the CA decision may affect the Company’s operating results for the quarter in which the decision is rendered, the final outcome of this case will not likely have any material, long-term impact on the Company’s financial condition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independent Bank Corp.

July 30, 2007	By:	Edward Seksay

Name: Edward Seksay
Title: General Counsel